Van Kampen Focus Portfolios,
                              Municipal Series 339
                                 August 17, 2000



                                                                     EXHIBIT 3.3

                                WINSTON & STRAWN
                                 200 Park Avenue
                          New York, New York 10166-4193

                                 August 17, 2000



Van Kampen Focus Portfolios, Municipal Series 339
c/o The Bank of New York, As Trustee
101 Barclay Street, 17 West
New York, New York 10286

Dear Sirs:

         We have acted as special counsel for the Van Kampen Focus Portfolios, Municipal Series 339 (the "Fund") consisting of Pennsylvania Insured Municipals Income Trust, Series 250 (individually the "Trust") for the purpose of determining the applicability of certain New York taxes under the circumstances hereinafter described.

          The Fund is created pursuant to a Trust Agreement (the "Indenture"), dated as of today (the "Date of Deposit") among Van Kampen Funds Inc. (the "Depositor"), American Portfolio Evaluation Services, a division of Van Kampen Investment Advisory Corp., as Evaluator, and The Bank of New York as Trustee (the "Trustee"). As described in the prospectus relating to the Fund dated today to be filed as an amendment to a registration statement previously filed with the Securities and Exchange Commission (File Number 333-41822) under the Securities Act of 1933, as amended (respectively the "Prospectus" and the "Registration Statement"), the objectives of the Fund are the generation of income exempt from Federal taxation and as regards the Trust exempt, to the extent indicated in the Prospectus, from income tax, if any, of the State denominated in the name of that Trust. No opinion is expressed herein with regard to the Federal or State tax aspects (other than New York) of the bonds, the Fund, the Trust and units of the Trust (the "Units"), or any interest, gains or losses in respect thereof.

         As more fully set forth in the Indenture and in the Prospectus, the activities of the Trustee will include the following:

         On the Date of Deposit, the Depositor will deposit with the Trustee with respect to the Trust, the total principal amount of interest bearing obligations and/or contracts for the purchase thereof together with an irrevocable letter of credit in the amount required for the purchase price and accrued interest, if any, and, as to those trusts denominated as "Insured", an insurance policy purchased by the Depositor evidencing the insurance guaranteeing the timely payment of principal and interest of the obligations comprising the corpus of those Trusts other than those obligations the timely payment of principal and interest of which are guaranteed by an insurance policy purchased by the issuer thereof or a prior owner, which may include the Depositor prior to the Date of Deposit, as more fully set forth in the Prospectus with respect to the Trust.

         We understand with respect to the obligations described in the preceding paragraph which are deposited into a trust denominated as "Insured" that all insurance, whether purchased by the Depositor, the issuer or a prior owner, provides, or will provide, that the amount paid by the insurer in respect of any bond may not exceed the amount of principal and interest due on the bond and such payment will in no event relieve the issuer from its continuing obligation to pay such defaulted principal and interest in accordance with the terms of the obligation.

         The Trustee will not participate in the selection of the obligations to be deposited in the Fund, and, upon the receipt thereof, will deliver to the Depositor a registered certificate for the number of Units representing the entire capital of the Trust as more fully set forth in the Prospectus. The Units, which are represented by certificates ("Certificates"), will be offered to the public by the Prospectus upon the effectiveness of the Registration Statement.

         The duties of the Trustee, which are ministerial in nature, will consist primarily of crediting the appropriate accounts with interest received by the Trust and with the proceeds from the disposition of obligations held in the Trust and the distribution of such interest and proceeds to the Unit holders of that Trust. The Trustee will also maintain records of the registered holders of Certificates representing an interest in each of the Trusts and administer the redemption of Units by such Certificate holders and may perform certain administrative functions with respect to an automatic investment option.

         Generally, obligations held in the Fund may be removed therefrom by the Trustee only upon redemption prior to their stated maturity, at the direction of the Depositor in the event of an advance refunding or upon the occurrence of certain other specified events which adversely affect the sound investment character of the Fund, such as default by the issuer in payment of interest or principal on the obligation and no provision for payment is made therefor either pursuant to the portfolio insurance in the case of trusts denominated as "Insured" or otherwise and the Depositor fails to instruct the Trustee, within thirty (30) days after notification, to hold such obligation.

         Prior to the termination of the Fund, the Trustee is empowered to sell Bonds, from a list furnished by the Depositor, only for the purpose of redeeming Units tendered to it and of paying expenses for which funds are not available. The Trustee does not have the power to vary the investment of any Unit holder in the Fund, and under no circumstances may the proceeds of sale of any obligations held by the Fund be used to purchase new obligations to be held therein.

         Article 9-A of the New York Tax Law imposes a franchise tax on business corporations, and, for purposes of that Article, Section 208(1)(d) defines the term "corporation" to include, among other things, "any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument."

         The Regulations promulgated under Section 208 provide as follows:

                  (b) The term corporation includes...any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument.

                  (2) A business conducted by a trustee or trustees in which interest or ownership is evidenced by certificate or other written instrument includes, but is not limited to, an association commonly referred to as a business trust or Massachusetts trust. In determining whether a trustee or trustees are conducting a business, the form of the agreement is of significance but is not controlling. The actual activities of the trustee or trustees, not their purposes and powers, will be regarded as decisive factors in determining whether a trust is subject to tax under Article 9-A of the Tax Law. The mere investment of funds and the collection of income therefrom with incidental replacement of securities and reinvestment of funds, does not constitute the conduct of a business in the case of a business conducted by a trustee or trustees. 20 NYCRR 1-2.5(b).

         New York cases dealing with the question of whether a trust will be subject to the franchise tax have also delineated the general rule that where a trustee merely invests funds and collects and distributes the income therefrom, the trust is not engaged in business and is not subject to the franchise tax. Burrell v. Lynch, 274 A.D. 347, 84 N.Y.S.2d 171 (3rd Dept. 1948), order resettled, 274 A.D. 1073, 85 N.Y.S.2d 705 (3rd Dept.1949).

         In an opinion of the Attorney General of the State of New York, 47 N.Y. Att'y. Gen. Rep. 213 (Nov. 24, 1942), it was held that where the trustee of an unincorporated investment trust was without authority to reinvest amounts received upon the sales of securities and could dispose of securities making up the trust only upon the happening of certain specified events or the existence of certain specified conditions, the trust was not subject to the franchise tax. See also Fibreboard Asbestos Compensation Trust (Advisory Opinion) Commission of Taxation and Finance, TSB-A-97(3) and TSB-A-97(1)I, January 21, 1997, CCH NY St. Tax Rep.P. 402-649; and Petition of Richards, TSB-A-94(2)I, Commissioner of Taxation and Finance, February 1, 1994, CCH 1993-1994 NY New Matters Transfer Binder atP. 401-477.

         In the instant situation, the Trustee is not empowered to, and we assume will not, sell obligations contained in the corpus of the Fund and reinvest the proceeds therefrom. Further, the power to sell such obligations is limited to circumstances in which the creditworthiness or soundness of the obligation is in question or in which cash is needed to pay redeeming Unit holders or to pay expenses, or where the Fund is liquidated pursuant to the termination of the Indenture. Only in circumstances in which the issuer of an obligation attempts to refinance it can the Trustee exchange an obligation for a new security. In substance, the Trustee will merely collect and distribute income and will not reinvest any income or proceeds, and the Trustee has no power to vary the investment of any Unit holder in the Fund.

         Under Subpart E of Part I, Subchapter J of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"), the grantor of a trust will be deemed to be the owner of the trust under certain circumstances, and therefore taxable on his proportionate interest in the income thereof. Where this Federal tax rule applies, the income attributed to the grantor will also be income to him for New York income tax purposes. Ruling, Department of Taxation and Finance, dated October 22, 1936).

         By letter, dated today, Messrs. Chapman and Cutler, counsel for the Depositor, rendered their opinion that each Unit holder of a Trust will be considered as owning a share of each asset of that Trust in the proportion that the number of Units held by such holder bears to the total number of Units outstanding and the income of a Trust will be treated as the income of each Unit holder of that Trust in said proportion pursuant to Subpart E of Part I, Subchapter J of Chapter 1 of the Code.

         Based on the foregoing and on the opinion of Messrs. Chapman and Cutler, counsel for the Depositor, dated today, upon which we specifically rely, we are of the opinion that under existing laws, rulings, and court decisions interpreting the laws of the State and City of New York:

          1. The Trust will not constitute an association taxable as a corporation under New York law, and, accordingly, will not be subject to tax on its income under the New York State franchise tax or the New York City general corporation tax.

          2. The income of the Trust will be treated as the income of the Unitholders under the income tax laws of the State and City of New York.

          3. Unit holders who are not residents of the State of New York are not subject to the income tax law thereof with respect to any interest or gain derived from the Fund or any gain from the sale or other disposition of the Units, except to the extent that such interest or gain is from property employed in a business, trade, profession or occupation carried on in the State of New York.

         In addition, we are of the opinion no New York State stock transfer tax will be payable in respect of any transfer of the Certificates by reason of the exemption contained in paragraph (a) of Subdivision 8 of Section 270 of the New York Tax Law.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.

                                                          Very truly yours,


                                                          WINSTON & STRAWN